Exhibit 3.174
State of North Carolina
Department of the Secretary of State
ARTICLES OF AMENDMENT
Pursuant to § 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation:
1.	The name of the corporation is: VOCA Corporation of North Carolina

2.	The text of each amendment adopted is as follows: (State below or attach)

(See attached)

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

4.	The date of adoption of each amendment was as follows: December 28th, 1992

5.	(Check either a, b, c, or d, whichever is applicable)

a.___	The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.

b.___	The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

c.___	The amendment(s) was (were) duly adopted by the board of directors without shareholder approval as shareholder approval was not required because (set forth a brief explanation of why shareholder action was not required)

d.X_	The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes

not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

(e)	Indemnification provided by the Corporation in connection with a proceeding by or in the right of the Corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

(f)	The authorization, approval or favorable recommendation by the Board of Directors of the Corporation of indemnification shall not be deemed an act or corporate transaction in which a Director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.
Section 2. Mandatory Indemnification. he Corporation shall indemnify a Director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a Director of the Corporation against reasonable expenses incurred by him in connection with the proceeding.
Section 3. Advance for Expenses. The Corporation shall pay expenses incurred by a Director in defending a proceeding in advance of the final disposition of said proceeding as authorized by the Board of Directors or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the Director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation against such expenses.
Section 4. Court-Ordered Indemnification. A Director of the Corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Upon receipt of an application, the court after giving any notice the court considers necessary may order indemnification pursuant to the factors set forth in Section 55-8-54 of the North Carolina 1989 Business Corporation Act.
Section 5. Determination and Authorization of Indemnification.
(a) The Corporation shall not indemnify a Director under Section 1 of this Article 9 unless authorized in the specific case after a determination has been made that indemnification of the Director is permissible under the circumstances because he has met the requisite standard of conduct set forth in Section 1 of this Article 9.
(b) The determination shall be made: (1) by the Board of Directors by majority vote of a quorum consisting of Directors not

Article 6 of the Articles of Incorporation of VOCA Corporation of North Carolina shall be amended in its entirety to read as follows:
Article 6: The Corporation elects to have preemptive rights with respect to shares of the Corporation’s common stock, One Dollar ($1.00) par value per share.
Article 9 of the Articles of Incorporation of VOCA Corporation of North Carolina shall be amended in its entirety to read as follows:
Article 9: Indemnification and Limitation of Liability
Section 1. Power to Indemnify.
(a) Except as provided in Section (d) of this Article 9, Section 1, the Corporation shall indemnify an individual made a party to a proceeding because he is or was a Director against liability incurred in the proceeding if:
(1) he conducted himself in good faith; and
(2) he reasonably believed (i) in the case, of conduct in his official capacity with the Corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and
(3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
(b) A Director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement set forth in Section 1(a)(2)(ii) of this Article 9.
(c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the Director did not meet the standard of conduct described in this section.
(d) The Corporation shall not indemnify a Director under the following situations: (1) in connection with a proceeding by or in the right of the Corporation in which the Director was adjudged liable to the Corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or at the time parties to the proceeding; (2) if a quorum cannot be obtained under Section 5(b)(1) of this Article 9, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding; (3), by special legal counsel (i) selected by the Board of Directors or its committee in the manner prescribed in Sections 5(b)(1) or 5(b)(2) of this Article 9; or (ii) if a quorum of the Board of Directors cannot be obtained under Section 5(b)(1) of this Article 9 and a committee cannot be designated under Section 5(b)(2) of this Article 9, selected by a majority vote of the full Board of Directors (in which selection Director who are parties may participate); or (4) by the, Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.
(c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under Section 5(b)(3) of this Article 9 to select counsel.
Section 6. Indemnification of Officers. Employees and Agents. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a Director, officer, employee or agent of the Corporation, or who, while a Director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a Director, officer, employee or agent, whether or not the Corporation would have the power to indemnify him against the same liability under any provision of the North Carolina 1989 Business Corporation Act.

ARTICLES OF AMENDMENT

     6. These articles will be effective upon filing, unless a delayed time and date is specified:
     This the 28th day of December, 1992.

VOCA Corporation of North Carolina
Name of Corporation

/s/ Vincent D. Pettinelli, President
Signature

Vincent D. Pettinelli, President
Type or Print Name and Title
NOTES:
1.	Filing fee is $50. This document and one exact or conformed copy of these articles must be filed with the Secretary of State.

ARTICLES OF INCORPORATION
OF
VOCA CORPORATION OF NORTH CAROLINA
     I, the undersigned natural person of the age of eighteen years or more, do hereby make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.
     1. The name of the corporation is Voca Corporation of North Carolina.
     2. The period of duration of the corporation shall be perpetual.
     3. The purpose or purposes for which the corporation is organized are to engage in any lawful activity permitted under the North Carolina Business Corporation Act, N.C.G.S. Section 55-1 et seq., and subsequent amendments thereto.
     4. The corporation shall have the authority to issue One Hundred Thousand (100,000) shares with a par value of one Dollar ($1.00) per share.
     5. The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is One Hundred Dollars ($100.00) in cash or property of equivalent value.
     6. The shareholders of the corporation shall have no preemptive right to acquire additional or treasury shares of the corporation.
     7. The address of the initial registered office of the corporation in the State of North Carolina is Suite 200, 3201 Glenwood Avenue, Raleigh, Wake County, North Carolina 27612; and the name of its initial registered agent at such address is D. Royce Powell.
     8. The number of directors of the corporation may be fixed by the bylaws, but shall not be less than three (3), except as permitted by N.C.G.S. 55-25. The number of directors constituting the initial Board of Directors shall be four (4) and the names and addresses of the persons who are to serve as directors until the first meeting of shareholders, or until their successors be elected and qualified are:

Names	Addresses
Vincent D. Pettinelli	5943 MacEwen
Dublin, Ohio 43017

Frank E. Murphy	4393 Shire Creek Court
Hilliard, Ohio 43026

Ray C. Anderson	13971 Copperfield Lane
Pickerington, Ohio 43147

Stephen Lewis	1937 Collingswood Road
Columbus, Ohio 43221
     9. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director.
     10. The name and address of the incorporator is D. Royce Powell, Suite 200, 3201 Glenwood Avenue, Raleigh, Wake County, North Carolina 27612.
     IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of September, 1989.

/s/ D. Royce Powell

D. Royce Powell
STATE OF NORTH CAROLINA
COUNTY OF WAKE
     I, Sunny Frazier, a Notary Public, do hereby certify, that D. ROYCE POWELL personally appeared before me this 28th day of September, 1989, and acknowledged the due execution of the foregoing Articles of Incorporation.

/s/ Sunny Frazier
Sunny Frazier

My Commission expires:
My commission expires 11-14-93
NOTARY